Exhibit 10.3

Notice of Performance Unit Grant

Name of Participant:	Joseph R. Hinrichs
Person Number:	[ID #]
Target Grant Amount:	[Target Grant Amount]
Number of Units Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Performance Period:	January 01, 2023 – December 31, 2025
Grant Number:	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you performance units as part of the Company’s 2023 – 2025 Long-Term Incentive Plan, wherein each performance unit represents one share of CSX common stock. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and Performance Unit Award Agreement (the “Award Agreement”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Award Agreement or the Plan at any time in accordance with the terms of the Plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Award Agreement.

ACTION REQUIRED: YOU MUST ACCEPT YOUR AWARD AGREEMENT ELECTRONICALLY OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.

Please review the terms of the Notice, Award Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.

PURPOSE AND OBJECTIVE
CSX Corporation (“CSX” or the “Company”) issues Performance Grants, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Performance Units) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Performance Units are issued as part of the Company’s 2023 - 2025 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). A Performance Unit represents the right to receive one share of CSX common stock.

Performance Units are settled and paid out upon certification of CSX’s achievement of predetermined performance goals set forth on Exhibit A (the “Performance Measures”) during the Performance Period (as set forth on Exhibit A). Grants of Performance Units are approved by the Compensation and Talent Management Committee of the Board of Directors of CSX (the “Committee”).

PERFORMANCE PERIOD
The Performance Period and the Performance Measures for purposes of the Performance Units are set forth on Exhibit A attached hereto.

EARNING PERFORMANCE UNITS
As shown in Exhibit A, the number of Performance Units earned will be equal to a percentage of your granted Performance Units based upon the achievement of the Performance Measures. All earned Performance Units will be settled in CSX common stock.

No Performance Unit will be earned under the Plan unless and until the Committee approves the payout percentage based upon the level of achievement of the Performance Measures for the Performance Period.

IMPACT OF CHANGE IN EMPLOYMENT STATUS
Performance Units generally will be earned and vested subject to your continued employment with CSX or its affiliates through the end of the Performance Period. Except as provided below, if your employment terminates prior to the end of the Performance Period, you shall forfeit any and all Performance Units. All earned and vested Performance Units will be settled as soon as practicable, but in no event later than 60 days, following the end of the Performance Period.

Termination without Cause or for Good Reason Prior to Vesting
Consistent with your August 29, 2022 Letter Agreement (the “Letter Agreement”), in the event of your separation from employment due to a termination of employment by the Company without Cause or if you resign for Good Reason prior to achievement of Retirement Age (as defined below), the Performance Units will be eligible to vest on a pro-rata basis (determined by multiplying the number of shares of CSX common stock covered by the Performance Units by a fraction, the numerator of which is the number of months that have elapsed from the grant date set forth in the Notice through your termination date and the denominator of which is the total number of months in the Performance Period), subject to the satisfaction of the Performance Measures , and CSX common stock will be issued as soon as practicable, but in no event later than 60 days, after the next-occurring vesting date following the conclusion of the Performance Period.

Termination Due to Death or Disability Prior to Vesting
If your employment terminates due to death or Disability prior to the last day of the Performance Period, you shall be eligible to continue to vest in and earn the Performance Units that you would otherwise have earned at the end of the Performance Period had you remained continuously employed, subject to the satisfaction of the Performance Measures. Such Performance Units shall be paid to you, or, in the case of death, your estate, or as otherwise required by law and will be paid out as soon as practicable, but in no event later than 60 days, following the conclusion of the Performance Period. “Disability” shall mean long-term disability as defined in the long-term disability plan of CSX covering you.

Termination Due to Retirement Prior to Vesting
Consistent with your Letter Agreement, if your employment terminates after reaching Retirement Age either (i) by CSX without Cause or by you for Good Reason (each as defined in your Letter Agreement) or (ii) by you due to your voluntary retirement by providing CSX with at least 180 days’ notice of your plans to retire (which period may be waived in full or in part by CSX), these Performance Units will remain outstanding and will continue to vest and become earned subject to the satisfaction of the Performance Measures. “Retirement Age” shall mean your attainment of age 60 plus at least 5 years of continued service with the Company (unless the Company has notified you of its intent to terminate your employment for Cause or grounds to terminate your employment for Cause exist at such time).

Competing Employment Following Termination
Notwithstanding the foregoing, if your employment terminates for any reason prior to the expiration of the Performance Period and you violate the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement dated September 1, 2022, then the Performance Units shall be terminated without further obligation on the part of CSX or any affiliate.

Termination for Cause/Moral Turpitude
If your employment is terminated for Cause, as defined in the Plan, all unvested Performance Units shall lapse and terminate immediately.

DIVIDEND EQUIVALENTS
At the end of the Performance Period, you will be eligible to receive Dividend Equivalents based upon the number of earned Performance Units. The Dividend Equivalents will equal the aggregate amount of dividends declared and paid per share of CSX stock for each quarter during the Performance Period multiplied by the number of earned Performance Units paid to you. The Dividend Equivalents will be paid upon settlement in the form of CSX stock subject to applicable withholding taxes.

TAXATION OF PERFORMANCE AWARDS
Performance Units will be settled in shares of CSX common stock. The value received by you is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of whole shares equal in value to the statutory minimum required amount. If you participate in the CSX Executives’ Deferred Compensation Plan, you may be able to defer receipt of Performance Units in accordance with the terms of that plan.

CHANGE OF CONTROL
In the event of a Change of Control (as defined in your Form of Change of Control Agreement with the Company, dated as of September 26, 2022) and the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company does not arrange to continue or convert the Performance Units or grant a Substitute Award, as provided under Section 13 of the Plan, CSX may, without your consent, elect to provide any one or more of the following:

(a) The Performance Units shall be terminated as of the Change of Control in exchange for a payment in cash equal to the Fair Market Value (as defined in the Plan) of the shares underlying the Performance Units multiplied by the prorated number of Performance Units that otherwise would have been earned at the end of the Performance Period had the Participant remained continuously employed as of when the Change of Control is effective at the Target Payout Level (as defined in the Plan); or

(b) The prorated number of Performance Units that otherwise would have been earned at the end of the Performance Period had the Participant remained continuously employed as of when the Change of Control is effective at the Target Payout Level shall immediately vest as of a date prior to the Change of Control, to the extent not previously terminated.

SHAREHOLDER RIGHTS
The Performance Units shall confer no other shareholder rights upon you except as provided herein unless and until such time as the award has been settled by the issuance of CSX common stock to you.

CLAWBACK PROVISION
The Performance Units shall be subject to any policy regarding the recoupment of incentive compensation that is adopted or maintained by CSX, as such policy may be amended from time to time.

NON-TRANSFERABILITY
The Performance Units may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by you other than by will or by the laws of descent and distribution.

PLAN ADMINISTRATION
The Executive Vice President and Chief Administrative Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Notice and this Award Agreement subject to the terms of the Plan and the Committee’s authority and responsibility thereunder.

PLAN AMENDMENTS AND TERMINATION
The Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

SECTION 409A
You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted on a basis consistent with such intent.

SEVERABILITY
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

CHOICE OF LAW; JURISDICTION
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO SETTLEMENT
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any common stock issued as a result of the settlement of the Performance Units, including without limitation (a) restrictions under an insider trading policy; (b) restrictions or limitations pursuant to any stock ownership guidelines as may be in place from time to time; (c) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other award-holders; and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

MISCELLANEOUS
By accepting the Performance Units, you authorize CSX to withhold, to the extent permitted by law, any amount you may otherwise owe to CSX in any other capacity whatsoever.

By accepting this award of Performance Units, you acknowledge and agree that this Award Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Award Agreement shall be effective as of February 15, 2023.